Total Rewards 2025 Short Term Incentive Plan Approved by Compensation Committee 02.25.2025 Exhibit 10.8 2025 SHORT TERM INCENTIVE PLAN (“STIP”) United States (“U.S.”) Employees Effective January 1 – December 31, 2025 PURPOSE The Short-Term Incentive Plan (the “Plan” or “STIP”) is designed to reward eligible U.S. non-sales, non-bargained for employees for achievement of pre-established corporate performance measures and individual performance objectives that are assigned a specific weight according to their importance in the Company’s business plan. This Plan, for eligible positions, covers the period from January 1, through December 31 of the Plan year. This Plan supersedes any prior incentive plan version and cancels any document that provides information contrary to the information contained in this Plan version. The Company may terminate the Plan, amend or modify the Plan in any respect, at any time, and without notice. In addition, incentive awards are not “earned” until the events described in the Administration section occur. ELIGIBILITY Regular full-time and part-time non-sales, non-bargained and non-commissioned employees who are in an eligible role who are employed during the Plan year, and who commence employment with the Company on or before September 30 of the Plan year, whose role is classified under the STIP Incentive Type of (“Corporate Incentive” or “STIP”) and do not participate in another Incentive Type currently in operation, are potentially eligible to participate in the Plan. To be eligible to earn and receive payment of any incentive award, the participant must be: 1. Classified as a permanent U.S. employee. 2. Employed with the Company during some portion of the period for which the award is being measured and begins work for the Company on or before September 30 of the Plan year. 3. Actively working through the payment date, or on Company-approved or job-protected leave for any periods not worked where the Company has a reasonable expectation the employee will return to their position in the near future and is active on the date the award is “earned,” as defined in the Administration section. An individual is “actively working” if they are actually working and carrying out their duties with the Company, or they are on PTO or a paid Company holiday. 4. In a STIP eligible position for a minimum of 90 consecutive days to be eligible for a prorated award. Incentive awards are not “earned” until the events described in the Administration section occur. The following individuals are not eligible for a payment under STIP: 1. Employees who voluntarily terminate their employment or are involuntarily terminated for any reason are not eligible for the STIP payment. In addition, payment to employees who are under investigation for misconduct on the normal payout date may be delayed. If it is determined that misconduct occurred and termination occurs, the award is forfeited in accordance with applicable state law. 2. Contractors and interns. 3. Non-U.S. employees. 4. Employees who are participating in any other Incentive Plan Type, including “Sales Incentive”, “Performance Incentive” or “Government Incentive” plans within the Company. 5. Employees who are in a STIP eligible position for less than 90 consecutive days.

Total Rewards 2025 Short Term Incentive Plan Approved by Compensation Committee 02.25.2025 Exhibit 10.8 STIP DESIGN Performance metrics, weighting, and the pre-established performance goals are set by the Compensation Committee. Performance against pre-established performance goals, as determined by the Compensation Committee in its sole discretion, may be changed at any time. The Compensation Committee, upon consultation with the Chief Executive Officer, determine the funding level that will be available for awarding incentives. If it is determined that the STIP awards will be granted, the Compensation Committee retains the sole discretion to set award levels and to adjust award payouts and subsequent employee distribution. Individual Target Bonus Opportunity Each individual is assigned a target award opportunity based on the position’s Job Level that is a percentage of the individual’s base salary. The target percentage opportunity is determined based on the individual’s position(s) during the Plan Coverage Period. STI awards may be prorated to capture changes in Job Level targets or for leave of absences. The employee’s eligible annual base salary on December 31 of the Plan year will be used when proration(s) are not required. The annual STIP targets by Job Level are as follows: Table 1: JOB LEVEL STIP TARGET % Chief Executive Officer “CEO” 100% Executive Vice President “EVP” 60-70% Senior Vice President “SVP” (fka Vice President “VP”) 40% Vice President “VP” (fka Assistant Vice President “AVP”) 30% Executive Director “EXDIR”, Senior Director “SRDIR” 25% Director “DIR” 20% Sr Manager “SRMGR”, Manager “MGR”, Sr Exempt Individual Contributor “SRIC” 15% Supervisor “SUPV” 10% Exempt Individual Contributor “IC” 8% Non-Exempt Individual Contributor “NEIC” 5% Performance Metrics and Weights There are four components of the STIP performance metrics for January 1 through December 31: Table 2: Metric Weighting Target for January 1 - December 31 EBITDA 25% $160.00 MM Free Cash Flow 25% $31.00 MM

Total Rewards 2025 Short Term Incentive Plan Approved by Compensation Committee 02.25.2025 Exhibit 10.8 SaaS Revenue 25% $463.00 MM Individual Performance 25% Funds once EBITDA reaches $140.00 MM The individual performance component is determined based on the employee’s individual performance rating as recorded during the year-end performance assessment. As a result, eligible employees may receive an award that is higher or lower than the STIP target award as defined by their Job Level. FUNDING STIP Financial Targets and Payout “Curve” – EBITDA incentive component begins to fund after exceeding a minimum EBITDA of $151.00 MM after cost of individual performance incentive, any adjusted FCF incentive earned and any adjusted SaaS revenue component earned, payout curve shown in Table 3 below. – The Free Cash Flow (FCF) incentive component begins to fund after exceeding a minimum FCF of $26.50 MM, payout curve shown in Table 3 below. – The SaaS Revenue incentive component begins to fund after exceeding a minimum SaaS Revenue of $449.50 MM, payout curve shown in Table 3 below. – Individual performance component of the incentive funds after obtaining minimum EBITDA of $140.00 MM. Table 3:

Total Rewards 2025 Short Term Incentive Plan Approved by Compensation Committee 02.25.2025 Exhibit 10.8 Additionally, the STIP excludes any impacts from acquisitions unless approved by the Compensation Committee. EBITDA is defined as Adjusted EBIDTA as disclosed in the 10K statements and Management reports. IMPACT OF INDIVIDUAL PERFORMANCE RATING ON THE STIP AWARD Individual performance rating has a direct impact on the individual performance component (25% of total) of the STIP award. Your manager determines the award amount for this component based on the scale below. Award amounts for the Company component (75% of total) are fixed based on final Company performance approved by the Compensation Committee. Table 4: Individual Performance Rating Individual Payout Percentage (25% of Award) Far Exceeded Expectations 125% - 150% Exceeded Expectations 100% - 125% Achieved Expectations 75% - 100% Partially Met Expectations 50% Did Not Meet Expectations 0% Note: Individual payout percentages may be adjusted as needed based on business needs as determined by the CEO, CFO or Compensation Committee. Employees with an individual performance rating of “Partially Met Expectations” will receive between 0%- we should keep this flexibility and 50% of their individual award portion (25% of award) as determined by their manager. Employees with an individual performance rating of “Did Not Meet Expectations” are not eligible for the individual component of the award and will receive a reduced payout of the Company performance portion at 25%. PRORATION OF INCENTIVE If an employee meets Plan eligibility requirements for only a portion of the Plan coverage period, the STIP award will be prorated (in days) for any period(s) the employee was not eligible. For example, the STIP award will be prorated in an amount equivalent to the amount of time the employee was/on: 1. Unpaid leave – includes any type of leave, including but not limited to, FMLA leave or a Personal Leave of Absence. 2. Supplemented Leave – includes Short Term Leave “STD”, Long Term Leave “LTD” or Workers Compensation. 3. Administrative leave as part of any Company investigation, discipline, or inquiry. 4. Hired after January 1 of the Plan year. 5. Movement to or from another corporate incentive plan type (e.g., Sales Incentive / Performance Incentive) within the Plan year. 6. Movement to the STIP eligible position from another corporate incentive plan type (e.g., Sales Incentive / Performance Incentive) or from a position covered by a collective bargaining agreement within the Plan year. 7. A position change that results in a change in Job Level Target percent (%) during the Plan year. In such situations as described above, the STIP award, if any, will be paid at the time other STIP awards are scheduled to be paid in accordance with the Plan, unless otherwise specifically stated in this Plan. For employees on leave, STIP awards will be paid to the employee after they return to work, are active and no longer on leave. EXAMPLE - INCENTIVE AWARD CALCULATIONS (For illustrative purposes only) Thryv Plan – January 1 to December 31:

Exhibit 10.8

Company performance metrics as well as your individual performance count towards your STIP award payout calculation. Below is an example of the target STIP award calculation for an eligible employee who has been employed with the Company since **January 1** with an annual base salary of $50,000 and an 8% STIP target opportunity and assumes a full 365 days of the Plan coverage period within the same eligible position (I.e. no prorations):

For illustrative purposes only

Compensation Assumptions: January 1 – December 31:

- Base Salary = $50,000
- STIP Target % = 8%
- STIP Award Target Value $ = $4,000
- Performance Rating = Achieved Expectations

Company Performance Assumptions: January 1 – December 31:

- Company EBITDA achievement of $149.00 MM, 0% of target (below threshold)
- Company FCF achievement of $31.00 MM, 100% (target).
- Company SaaS Revenue achievement of $473.00, 125% of target (maximum).
- Individual Performance pool fully funded as EBITDA threshold of $140.00 MM exceeded.

The employee's STIP Award will be calculated as follows for each of the components:

Table 5:

	A	B	C	
STIP Component	**Bonus Target ($)**	**Metric Weighting**	**Metric Achievement**	**Award Payout (A*B*C)**
EBITDA	$4,000	25%	0%	$0
FCF	$4,000	25%	100%	$1,000
SaaS Revenue	$4,000	25%	125%	$1,250
Individual Performance	$4,000	25%	100% *	$1,000
			STIP Payout	**$3,250**

* Awarded by manager within allotted guidelines, see table 4.

TIMING OF PAYMENTS

Assuming Plan requirements are satisfied, which include Compensation Committee review and approval, award payments will be targeted following year-end financial close; as soon as administratively possible following Compensation Committee approval to eligible employees actively working and on payroll at the time of payment.

CLAWBACK POLICY

All STIP awards shall be subject to the terms of the Thryv Holdings, Inc. Clawback Policy, effective November 29, 2023 (as may be amended from time to time, the "Clawback Policy").

Total Rewards 2025 Short Term Incentive Plan Approved by Compensation Committee 02.25.2025

Total Rewards 2025 Short Term Incentive Plan Approved by Compensation Committee 02.25.2025 Exhibit 10.8 DEFINITIONS BASE SALARY EARNINGS An eligible employee’s base salary earnings paid during the Plan period as of December 31 or prorated based on Plan proration rules within the Plan period. Base salary earnings for this purpose do not include benefits, bonuses, overtime, or other awards. BOARD The Company’s Board of Directors. COMPENSATION COMMITTEE The Compensation Committee of the Board of Directors of the Company. COMPANY Thryv Holdings, Inc. and Thryv, Inc. only. Financial metrics of EBITDA, FCF and SaaS Revenues are based on the consolidated company including international operations. EBITDA Total Company operating income, before interest, taxes, depreciation and amortization, each calculated in accordance with GAAP, adjusted to exclude the impact of stock compensation expense. FREE CASH FLOW (FCF) Operating cash generated by the company less outlays for capital expenditures. SAAS REVENUE Revenue generated from the sales of Thryv Software, Thryv Leads and other associated add-ons or products. INDIVIDUAL TARGET OPPORTUNITY An eligible employee’s STIP target percentage based on one’s Job Level and prorated when employee held more than one Job Level during the Plan year. NON-BARGAINED FOR Non-represented employees or those employees not working under a collective bargaining agreement. PLAN COVERAGE PERIOD The Plan Coverage Period is January 1, through December 31 of the Plan year.

Total Rewards 2025 Short Term Incentive Plan Approved by Compensation Committee 02.25.2025 Exhibit 10.8 ADMINISTRATION Approval/Objectives Guidelines STIP Awards for Section 16 Officers are at the sole discretion of the Compensation Committee and the Board of Directors, awards to non-Section 16 employees are at the discretion of Sr Management. Awards may or may not be granted based upon Company, functional unit, departmental, and/or individual performance in the Plan year. If it is determined that STIP awards will be granted, the Compensation Committee and the Board of Directors retain the sole discretion to set award levels and to adjust award levels and subsequent employee distributions. When STIP Awards are Earned STI Awards are not earned, are not due, and shall not vest unless until the following conditions are met: (1) the Approval/Objective Guidelines are met, (2) the Board approves corporate performance and payment, (3) all STIP eligibility requirements as described herein are met, (4) the individual is employed and actively working for the Company (or on Company Approved or job protected leave) on the payment date, and (5) the payout date occurs. STIP Awards, if any, will be paid via payroll. All legally required and applicable income and employment taxes and withholdings will be deducted from the gross incentive award paid to participants. Awards are considered eligible compensation for the purposes of calculating 401(k) plan match and contributions, in addition to ESPP contributions, but are not otherwise considered compensation for the purpose of other employee benefits. Interpretation The Company shall have the full power and authority to interpret, construe, and administer this Plan, including the determination of the amount of each participant’s award amount. Short-Term Deferral All STIP Awards will be paid with the short-term deferral period, and thus, are exempt from Internal Revenue Code Section 409A. Disclaimer THIS PLAN IS NOT A CONTRACT OF EMPLOYMENT AND DOES NOT OTHERWISE ALTER YOUR AT-WILL EMPLOYMENT STATUS AND DOES NOT CREATE ANY CONTRACTUAL RIGHTS. Any payment under the Plan or this incentive award is discretionary and at the will of the Company. This Plan document and the award schedules set forth herein do not constitute an express or implied promise of continued employment for any period or at all, and will not interfere in any way with a participant’s right to terminate or the Company’s right to terminate a participant’s employment at any time, with or without cause and with or without notice. The Company may terminate the Plan, or amend or modify the Plan in any respect, at any time, and without notice. This Plan may be superseded by federal, state, and local laws to the extent applicable.